EXHIBIT 10.11


              SEPARATION AGREEMENT AND WAIVER OF RIGHTS AND CLAIMS

     This Agreement is by and between Herbert Rakebrand III, 266 Beecher Drive, Southbury, CT 06488 ("Mr. Rakebrand"), and Iroquois Pipeline Operating Company, a Delaware corporation, with offices at 1 Corporate Drive, Suite 600, Shelton, CT 06484-6211 ("IPOC"), and IPOC as agent for Iroquois Gas Transmission System, L.P. ("IGTS"), a Delaware limited partnership. IGTS and IPOC collectively shall be referred to as "Iroquois".

1. Mr. Rakebrand's employment with IPOC shall be terminated March 31, 2004. Mr. Rakebrand will be paid his full salary, including any and all benefits, through that date. Mr. Rakebrand can continue to use IPOC office space through March 31, 2004 contingent upon maintaining adequate performance standards and appropriate business behavior.

2. This Agreement settles any and all claims and disputes Mr. Rakebrand has or may have against Iroquois and its officers, directors, employees, agents, shareholders, parent and subsidiary and affiliated corporations or other legal entities acting in their individual or corporate capacities, whether arising from his employment with Iroquois or anything else.

3. A. In consideration of this Agreement and the mutual promises contained herein, IPOC agrees to pay Mr. Rakebrand the sum of Three hundred twenty eight thousand


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     six hundred seventy seven dollars ($328,677.00) less applicable withholding of taxes. Said sum shall be paid in five equal installments to commence upon the expiration of the revocation period contained in paragraph 15 of this Agreement following the execution of this Agreement and then on June 24, 2004, September 30, 2004, January 6, 2005, and March 31, 2005. In
     return for payment of these sums Mr. Rakebrand agrees to cooperate fully with Iroquois through March 31, 2005 with respect to any current or future business matter including disputes, claims, actions, negotiations, litigations, arbitrations and/or mediations, including but not limited to assisting in preparation of documents within his field of expertise, providing testimony if required, and participating in preparation meetings with Iroquois personnel, consultants, and counsel, as required.

     B. IPOC shall pay the cost for COBRA insurance continuation for family coverage for Mr. Rakebrand for the maximum period of one year. Company paid COBRA benefits will commence April, 1, 2004 and end the earlier of March 31, 2005 or the date Mr. Rakebrand becomes eligible for coverage under another employer's plan. Mr. Rakebrand may choose an additional six months of COBRA coverage at his own expense if at the end of March 31, 2005 Mr. Rakebrand has not obtained other insurance coverage.

     C. IPOC agrees not to contest any claim that Mr. Rakebrand may make for unemployment insurance benefits.


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4.   Mr. Rakebrand agrees that he is receiving monetary compensation and benefits under this Agreement to which he would not otherwise be entitled if he did not enter into this Agreement.

5. By this Agreement executed today, Mr. Rakebrand releases Iroquois and its officers, directors, employees, agents, shareholders, parent, subsidiary and affiliated corporations, and employee benefit plans, from any claim he might have or has against them, whether acting in their individual or corporate capacities, for anything, including claims arising from his employment, including but not limited to any claim under common law negligence claims; the Americans With Disabilities Act of 1990, 42 U.S.C.ss.12101 et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C.ss.651 et seq.; the Consolidated Omnibus Budget Reconciliation Act of 1985, I.R.C.ss.4980B; the Family and Medical Leave Act of 1993, 29 U.S.C.ss.2601 et seq.; the National Labor Relations Act, 29 U.S.C.ss.151 et seq.; the Fair Labor Standards Act, 29 U.S.C.ss.201 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C.ss.1001 et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C.ss.2000 et seq.; the Civil Rights Act of 1991, Pub. L. No. 102-166; Sections 1981 through 1988 of Title 42 of the United States Code, 42 U.S.C.ss.ss.1981-1988; the Equal Pay Act of 1963, 29 U.S.C.ss.206(d); the Age Discrimination in Employment Act, 29 U.
     S. C.ss.621 et seq., as amended; the Vocational Rehabilitation Act of 1973, 29 U.S.C.ss.791 et seq.; Older Workers Benefit Protection Act, 29 U.S.C.ss.626(F); Connecticut's Human Rights and Opportunities Law, Connecticut General Statutes Chapter 814c et seq.; Connecticut


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     Whistleblower Laws, Title 31, Chapter 557, Part II, Section 31-51m, Title 4
     Chapter 48, section 4-61dd, Title 16, Chapter 277, Section 16-8a et seq.; Connecticut wage-hour and wage-payment laws, regulations, and orders; Connecticut's Family and Medical Leave Law, Public Act No. 96-140; and/or any other federal, state or local human rights, civil rights, wage-hour, wage-payment (and all wage orders and interpretations), pension, labor or other laws, rules and/or regulations, constitutions, ordinances, public policy, contract claims (whether oral or written, express or implied), or tort or other claim arising under the common law, or any other claim or action instituted against Iroquois, based upon any conduct occurring up to and including the date of the complete execution of this Agreement, and any claim or charge of sexual harassment or discrimination based on race, color, age, sex, marital status, sexual orientation, conviction or arrest record, national origin, alienage or citizenship status, religion, creed or disability which has been or could be initiated in a federal, state or local court or administrative agency, including but not limited to any claim for employment or reinstatement to a position with Iroquois. Mr. Rakebrand understands that the only rights or claims which he has at this time which he is not releasing and waiving are his rights to receive that which he is entitled to receive under this Agreement.

6. This Agreement represents a negotiated settlement between Iroquois and Mr. Rakebrand. Mr. Rakebrand is entering into this Agreement knowingly and voluntarily. Mr. Rakebrand has had sufficient and reasonable time to review this Agreement and consult with any attorney with whom he wished to discuss this matter, before signing


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     this Agreement. Mr. Rakebrand acknowledges that if he chooses to forgo the advice of an attorney, he does so freely, knowingly and voluntarily, and waives any and all future claims that such action or actions would affect the validity of this Agreement.

7. Mr. Rakebrand agrees that on or before March 31, 2004, he will return to Iroquois any property of Iroquois in his possession, including, but not limited to, company automobile, computer equipment (including any hardware, software and printers), cell phones, credit cards, beepers, keys, and identification cards.

8. Mr. Rakebrand agrees to keep this Agreement and each and every term thereof confidential and shall not disclose same to any third party, except his spouse, his accountant and his attorneys, except as may be required by law or judicial process. Iroquois and its officers and directors agree to keep this Agreement and each and every term thereof confidential and shall not disclose same to any third party except as may be required by law or judicial process.

9. Mr. Rakebrand agrees not to disclose any confidential information made available to or learned by him in the course of the performance of his duties at IPOC and with respect to the business of Iroquois. The term "confidential" means information disclosed to Mr. Rakebrand or known, learned, created or observed by Mr. Rakebrand as a consequence of, or through Mr. Rakebrand's employment by Iroquois concerning Iroquois and its officers, directors, employees, agents, shareholders, parent and subsidiary and affiliated corporations or other legal entities and contractors, which is confidential, privileged, secret or otherwise not generally known, including, but not


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     limited to, information concerning research, memoranda, correspondence, other printed matter, photographs, films, reproductions, finances, billing and other related information.

          Mr. Rakebrand shall not take any original or copy of any document or other papers, computer diskettes, methods, procedures, etc., containing or disclosing such confidential information or documents or summaries containing the substance of any part thereof. Any records prepared by Mr. Rakebrand or which came into Mr. Rakebrand's possession during the period of employment with Iroquois are and remain the property of Iroquois and all such records and copies thereof shall either be left with or promptly returned to Iroquois.

10. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, successors, and assigns.

11. Mr. Rakebrand and Iroquois hereby expressly agree that it is not the intention of either party to violate any public policy, statute or common law by the representations, warranties and covenants contained herein. In this connection, the parties hereto believe that the provisions of this Agreement concerning confidentiality are fair and reasonable in light of the relationship of Mr. Rakebrand and Iroquois.

12. Mr. Rakebrand agrees that he will not disparage or make derogatory remarks concerning Iroquois or its officers, directors, employees, agents, shareholders, parent, subsidiary and affiliated corporations, and employee benefit plans, to any third party.


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     Iroquois, its officers, directors and trustees agree that they will not disparage or make derogatory remarks concerning Mr. Rakebrand to any third party.

13. Mr. Rakebrand acknowledges that this settlement shall not be construed as an admission of any fault, wrongdoing or liability whatsoever on the part of Iroquois and its officers, directors, employees, agents, shareholders, parent, subsidiary and affiliated corporations, and employee benefit plans, whether acting in their individual or corporate capacities, and that Iroquois and its officers, directors, employees, agents, shareholders, parent, subsidiary and affiliated corporations, and employee benefit plans, expressly deny that they violated any law or had any liability to Mr. Rakebrand.

14. Mr. Rakebrand acknowledges that he has the right, under the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act to revoke this Agreement for a period of seven days following the date of its execution. To be effective, the revocation must be in writing and received within the seven-day period by Laura Citrano, Manager of Human Resources of Iroquois, One Corporate Drive, Suite 600, Shelton, CT 06484-6211. The revocation may be hand-delivered or faxed to Ms. Citrano at (203) 925-8544 within the seven-day period. Accordingly, this Agreement is not effective or enforceable until this seven-day period has expired, and Iroquois shall not be obligated to comply with the terms of the Agreement until the revocation period has expired. Unless Mr. Rakebrand acts in accordance with the provisions of this paragraph within the specified revocation


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     period, any attempt to revoke this Agreement shall be without any effect and Iroquois shall be entitled to continue to rely on the validity and enforceability of this Agreement.

15. As this Agreement contains a release of any claims under the Age Discrimination in Employment Act, Mr. Rakebrand has at least twenty-one
     (21) days in which to consider this Agreement. Mr. Rakebrand may elect to waive the twenty-one (21) day waiting period. Mr. Rakebrand hereby waives the twenty-one (21) day waiting period freely and voluntarily and with full knowledge of his rights and after consultation with his attorney, if any, and has initialed this paragraph to reflect such waiver. /s/ HR III (initial)

16. The unenforceability or invalidity of any provision hereof shall in no way affect the enforceability or validity of any other provision.

17. This Agreement constitutes the entire agreement between the parties and supersedes any prior or contemporaneous agreement among the parties. This Agreement may not be modified, altered or amended except by a written instrument signed by the parties.

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18.  The provisions of this Agreement shall be governed by and construed in accordance with the Laws of the United States of America and State of Connecticut. Any action in law or equity relating to this Agreement shall be commenced in a Federal or Connecticut state court of appropriate jurisdiction located in Connecticut.

     Dated:  March 24, 2004                By: /s/ E. Jay Holm
                                               --------------------------
                                               E. Jay Holm,
                                               President Iroquois
                                               Pipeline Operating
                                               Company, as agent
                                               for Iroquois Gas
                                               Transmission System, L.P.




                                           By: /s/ Herbert Rakebrand III
                                               ---------------------------
                                               Herbert Rakebrand III


STATE OF CONNECTICUT)
                          ss.:
COUNTY OF FAIRFIELD)


     On March 24, 2004 before me personally came Herbert Rakebrand III, to me known, and known to me to be the individual described herein, and who executed the foregoing Agreement, and duly acknowledged to me that he executed the same.


                                               /s/ Adrianne L. Cabral
                                               ---------------------------
                                               Notary Public
                                               My Commission Expires: 2/28/2007